Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Aramark:

We consent to the use of our reports dated December 1, 2015, with respect to the consolidated balance sheets of Aramark and subsidiaries as of October 2, 2015 and October 3, 2014, and the related consolidated statements of income, comprehensive income, cash flows and stockholders’ equity for each of the fiscal years ended October 2, 2015, October 3, 2014 and September 27, 2013, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of October 2, 2015, incorporated by reference herein, and to the reference of our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

February 17, 2016